                                                                 Exhibit (d)(iv)
November 15, 2004

Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Investments
101 Montgomery Street

San Francisco, CA 94104

Re: Schwab Investments

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds' registration statements filed with the Securities and Exchange Commission.

FUND                         NET OPERATING      GUARANTEED THROUGH
                             EXPENSE LIMIT
SCHWAB CALIFORNIA
TAX-FREE YIELDPLUS FUND
INVESTOR SHARES              0.64%              11/15/05

SCHWAB CALIFORNIA
TAX-FREE YIELDPLUS FUND
SELECT SHARES                0.49%              11/15/05

SCHWAB TAX-FREE
YIELDPLUS FUND INVESTOR
SHARES                       0.64%              11/15/05

SCHWAB TAX-FREE
YIELDPLUS FUND SELECT
SHARES                       0.49%              11/15/05

Sincerely,


/s/ Stephen B. Ward                       /s/ Pamela Saunders
-------------------                       -------------------
Stephen B. Ward,                          Pamela Saunders,
Senior Vice President and Chief           Senior Vice President, AMPS
Investment Officer, Charles Schwab        Development and Distribution Charles
Investment Management, Inc.               Schwab & Co., Inc.

cc:   Koji Felton
      Mini Jande
      Jen Norman
      Jody Stuart